Exhibit 99

g
Pfizer Reports Strong First-Quarter Results And Reaffirms 2026 Guidance
■Earnings Driven by Focused Execution and 22% Op Revenue Growth of Launched and Acquired Products(1)
■Pipeline Momentum Builds on Positive Phase 3 and Mid-Stage Readouts
■Robust Late‑Stage R&D Pipeline, On Track to Start ~20 Key Pivotal Studies in 2026
NEW YORK, Tuesday, May 5, 2026 — Pfizer Inc. (NYSE: PFE) reported financial results for the first quarter of 2026 and reaffirmed its full-year 2026 financial guidance(2).
EXECUTIVE COMMENTARY
Dr. Albert Bourla, Chairman and CEO of Pfizer:
“We're off to a strong start in 2026, and it reinforces our confidence that we will successfully navigate this defining period for Pfizer. Our R&D pipeline is advancing on multiple fronts – with positive Phase 3 readouts and encouraging mid-stage results building meaningful momentum – and I'm particularly encouraged by what we're seeing in oncology and obesity, two areas where I believe Pfizer is positioned to lead.”
David Denton, CFO and EVP of Pfizer:
“Our first-quarter results are attributable to our solid commercial performance globally as well as our ongoing focus on operational efficiency. This quarter, I’m particularly pleased with the 22% year-over-year operational revenue growth from our launched and acquired products(1). Today, we are reaffirming our full-year 2026 financial guidance.”
OVERALL RESULTS
■First-Quarter 2026 Revenues of $14.5 Billion, Representing 2% Year-over-Year Operational Growth
–Excluding Contributions from Comirnaty and Paxlovid, Revenues Grew 7% Operationally
–Revenues of Launched and Acquired Products(1) Grew 22% Operationally
■First-Quarter 2026 Reported(3) Diluted EPS of $0.47, and Adjusted(4) Diluted EPS of $0.75
■Reaffirms All Components of Full-Year 2026 Financial Guidance(2), including Revenues in a Range of $59.5 to $62.5 Billion and Adjusted(4) Diluted EPS in a Range of $2.80 to $3.00

Beginning in the first quarter of 2026, we made organizational changes in our commercial organization within the Global Biopharmaceuticals Business (Biopharma) to better support and optimize performance across our product portfolios. These changes include the transition of certain off-patent branded and generic sterile injectables and biosimilars primarily from the Specialty Care and Oncology product portfolios to a new Hospital and Biosimilars product portfolio and the creation of a new Global Hospital and Biosimilars Division within Biopharma. See the Item 1. Business––Commercial Operations section of Pfizer's 2025 Annual Report on Form 10-K (available at www.pfizer.com and www.sec.gov).
Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period changes that exclude the impact of foreign exchange rates(5).
Results for the first quarter of 2026 and 2025(6) are summarized below.

($ in millions, except per share amounts)	First-Quarter
	2026	2025	% Change
Revenues	$ 14,451	$ 13,715	5%
Reported(3) Net Income	2,687	2,967	(9%)
Reported(3) Diluted EPS	0.47	0.52	(10%)
Adjusted(4) Income	4,290	5,237	(18%)
Adjusted(4) Diluted EPS	0.75	0.92	(18%)

REVENUES

($ in millions)	First-Quarter
	2026	2025	% Change
			Total	Oper.
Global Biopharmaceuticals Business (Biopharma)	$ 14,161	$ 13,441	5%	2%
Pfizer CentreOne	289	273	6%	1%
TOTAL REVENUES	$ 14,451	$ 13,715	5%	2%

2026 FINANCIAL GUIDANCE(2)
■Reaffirms all components of full-year 2026 Financial Guidance(2), including Revenues in a range of $59.5 to $62.5 billion and Adjusted(4) Diluted EPS in a Range of $2.80 to $3.00.

Revenues	$59.5 to $62.5 billion
Adjusted(4) SI&A Expenses	$12.5 to $13.5 billion
Adjusted(4) R&D Expenses	$10.5 to $11.5 billion
Effective Tax Rate on Adjusted(4) Income	Approximately 15.0%
Adjusted(4) Diluted EPS	$2.80 to $3.00
CAPITAL ALLOCATION
During the first three months of 2026, Pfizer deployed its capital in a variety of ways, which primarily included:
▪Reinvesting capital into initiatives intended to enhance the future growth prospects of the company, including:
•$2.5 billion invested in internal research and development projects, and
•Approximately $110 million invested in business development transactions.
▪Returning capital directly to shareholders through $2.4 billion of cash dividends, or $0.43 per share of common stock.
Our capital allocation framework is designed to enhance long-term shareholder value, and is based on three core pillars: (i) reinvesting in the business, including maintaining the flexibility to deploy capital towards potential value-creating business development transactions, (ii) maintaining and, over the long term, growing our dividend, and (iii) in the future, the potential to resume the return of capital to shareholders through value-enhancing share repurchases after de-levering our balance sheet. The company expects to continue to de-lever over the longer term in a prudent manner in order to maintain a balanced capital allocation strategy.
No share repurchases have been completed to date in 2026. As of May 5, 2026, Pfizer’s remaining share repurchase authorization is $3.3 billion. Current financial guidance does not anticipate any share repurchases in 2026.
Diluted weighted-average shares outstanding of 5,731 million and 5,710 million were used to calculate Reported(3) and Adjusted(4) diluted EPS for first-quarter 2026 and 2025, respectively.

QUARTERLY FINANCIAL HIGHLIGHTS (First-Quarter 2026 vs. First-Quarter 2025)
First-quarter 2026 revenues totaled $14.5 billion, an increase of $736 million, or 5%, compared to the prior-year quarter, reflecting an operational increase of $304 million, or 2%, and a favorable impact of foreign exchange of $431 million. The operational increase was primarily driven by an increase in revenues for Padcev, Eliquis, Oncology biosimilars, Nurtec and several other products across categories, partially offset primarily by a year-over-year decline in COVID-19 product revenues. Excluding contributions from Comirnaty and Paxlovid, revenues for the first quarter grew 7% operationally. Additionally, first-quarter revenues of our Launched and Acquired Products(1) grew 22% operationally.
First-quarter 2026 operational revenue growth was driven primarily by:
▪Padcev globally, up 39% operationally, driven primarily by increased market share in first-line locally advanced or metastatic urothelial cancer (la/mUC) as well as contribution from launch momentum in the cisplatin-ineligible indication for muscle-invasive bladder cancer (MIBC);
▪Eliquis globally, up 8% operationally, driven primarily by higher demand globally, partially offset by declines due to generic entry and price erosion in certain international markets;
▪Oncology biosimilars globally, up 52% operationally, driven primarily by favorable net price in the U.S. and supply recovery, with both drivers partially reflecting one-time impacts;
▪Nurtec ODT/Vydura globally, up 41% operationally, driven primarily by strong demand and one-time net price favorability in the U.S., as well as recent launches in certain international markets;
▪Lorbrena globally, up 32% operationally, driven primarily by increased patient share in the first-line ALK-positive metastatic non-small cell lung cancer (ALK+ mNSCLC) treatment setting in the U.S., China, and certain other international markets;
▪Vyndaqel family (Vyndaqel, Vyndamax, Vynmac) globally, up 4% operationally. International growth was primarily driven by strong demand with continuing uptake in patient diagnosis across markets as well as improved access in certain international markets. In the U.S., revenues declined primarily due to net price erosion as a result of new payer contracts, partially offset by continued market expansion;
▪Xeljanz globally, up 34% operationally, driven primarily by favorable net price in the U.S., partially offset by lower demand internationally; and
▪Abrysvo globally, up 31% operationally. U.S. growth was primarily driven by a lower returns provision compared to the prior-year quarter, partially offset by lower vaccine rates. International growth was primarily driven by launch uptake in certain international markets, partially offset by unfavorable timing of deliveries for the maternal indication in certain international markets;
partially offset primarily by lower revenues for:

▪Comirnaty globally, down 59% operationally, driven primarily by a decline in international markets from both lower contractual deliveries and a lower favorable adjustment to the returns provision, as well as lower utilization in the U.S. primarily resulting from a narrower recommendation for vaccination; and
▪Paxlovid globally, down 63% operationally, driven primarily by lower COVID-19 infections across U.S. and international markets and lower government purchases in certain international markets.
GAAP Reported(3) Statement of Operations Highlights
SELECTED REPORTED(3) COSTS AND EXPENSES

($ in millions)	First-Quarter
	2026	2025	% Change
			Total	Oper.
Cost of Sales(3)	$ 3,548	$ 2,845	25%	15%
Percent of Revenues	24.6%	20.7%	N/A	N/A
SI&A Expenses(3)	2,961	3,031	(2%)	(4%)
R&D Expenses(3)	2,490	2,203	13%	12%
Acquired IPR&D Expenses(3)	137	9	*	*
Other (Income)/Deductions—net(3)	861	953	(10%)	(13%)
Effective Tax Rate on Reported(3) Income	14.6%	(6.8%)
* Indicates calculation not meaningful or results are greater than 100%.
First-quarter 2026 Cost of Sales(3) as a percentage of revenues increased by 3.8 percentage points compared to the prior-year quarter, primarily driven by the non-recurrence of a favorable revision of our estimate of accrued royalties in the first quarter of 2025 as well as an unfavorable impact of foreign exchange.
First-quarter 2026 SI&A Expenses(3) decreased 4% operationally compared to the prior-year quarter, primarily reflecting lower marketing and promotional spending on various products from more targeted investments and ongoing productivity improvements, as well as lower spending in corporate enabling functions; partially offset by an unfavorable impact of foreign exchange.
First-quarter 2026 R&D Expenses(3) increased 12% operationally compared to the prior-year quarter, driven primarily by an increase in spending in certain oncology and obesity product candidates.
Pfizer’s effective tax rate on Reported(3) income for the first quarter of 2026 increased compared to the prior-year quarter primarily due to an unfavorable change in the jurisdictional mix of earnings as well as the non-recurrence of favorable global income tax resolutions.

Adjusted(4) Statement of Operations Highlights
SELECTED ADJUSTED(4) COSTS AND EXPENSES

($ in millions)	First-Quarter
	2026	2025	% Change
			Total	Oper.
Adjusted(4) Cost of Sales	$ 3,406	$ 2,593	31%	20%
Percent of Revenues	23.6%	18.9%	N/A	N/A
Adjusted(4) SI&A Expenses	2,915	3,010	(3%)	(5%)
Adjusted(4) R&D Expenses	2,434	2,173	12%	11%
Acquired IPR&D Expenses(4)	137	9	*	*
Adjusted(4) Other (Income)/Deductions—net	388	246	58%	45%
Effective Tax Rate on Adjusted(4) Income	16.9%	7.8%
* Indicates calculation not meaningful or results are greater than 100%.
See the reconciliations of certain Reported(3) to non-GAAP Adjusted(4) financial measures and associated footnotes in the financial tables section of this press release.
RECENT NOTABLE DEVELOPMENTS (Since February 3, 2026)
Product Developments

Product/Project	Milestone	Recent Development	Link
Braftovi (encorafenib)	Regulatory
February 2026. Announced the U.S. Food and Drug Administration (FDA) granted full approval to Braftovi in combination with cetuximab and fluorouracil-based chemotherapy for the treatment of adult patients with metastatic colorectal cancer (mCRC) with a BRAF V600E mutation based on results from the global Phase 3 BREAKWATER trial (NCT04607421). The Braftovi combination regimen is the only approved targeted regimen for first-line BRAF V600E-mutant metastatic colorectal cancer.
Full Release
Phase 3 Results
February 2026. Announced positive topline progression-free survival (PFS) results from Cohort 3, a separate, randomized cohort of the pivotal BREAKWATER trial, evaluating Braftovi in combination with cetuximab and FOLFIRI (fluorouracil, leucovorin, and irinotecan) in patients with previously untreated metastatic colorectal cancer (mCRC) with a BRAF V600E mutation. The Braftovi regimen demonstrated a statistically significant and clinically meaningful improvement in PFS, a key secondary endpoint, as assessed by blinded independent central review (BICR) compared to treatment with FOLFIRI with or without bevacizumab. Overall survival (OS), a descriptive secondary endpoint, also showed clinically meaningful prolonged improvement with the Braftovi regimen. At the time of the PFS analysis, the safety profile of Braftovi in combination with cetuximab and FOLFIRI was consistent with the known profile of each regimen component and no new safety signals were identified.
Full Release

Product/Project	Milestone	Recent Development	Link
Elrexfio (elranatamab)	Phase 3 Results
April 2026. Announced positive topline results from the Phase 3 MagnetisMM-5 study evaluating Elrexfio as monotherapy in adults with relapsed or refractory multiple myeloma (RRMM) who received at least one prior line of treatment. The study demonstrated a statistically significant and clinically meaningful improvement in the primary endpoint of PFS, as assessed by BICR, versus standard-of-care daratumumab plus pomalidomide and dexamethasone. The safety and tolerability of Elrexfio was consistent with its known safety profile.
Full Release
Hympavzi (marstacimab)	Regulatory
March 2026. Announced the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) adopted a positive opinion for Hympavzi to expand the approved indication to include patients 12 years of age and older weighing at least 35 kg with hemophilia A (congenital factor VIII [FVIII] deficiency) with FVIII inhibitors, or hemophilia B (congenital factor IX [FIX] deficiency) with FIX inhibitors. The European Commission will review the CHMP recommendation and is expected to make a final decision in the coming months.
Full Release
Regulatory
February 2026. Announced the FDA accepted and granted priority review for the supplemental Biologics License Application (sBLA) for Hympavzi to expand the approved indication to include the treatment of hemophilia A or B patients 6 years and older with inhibitors, and pediatric patients (ages 6 to 11) with hemophilia A or B without inhibitors. The FDA has set a Prescription Drug User Fee Act (PDUFA) action date in the second quarter of 2026.
Full Release
Padcev (enfortumab vedotin)	Regulatory
April 2026. Pfizer and Astellas Pharma Inc. announced the FDA accepted for priority review a sBLA for perioperative (before and after surgery) Padcev in combination with pembrolizumab or pembrolizumab and berahyaluronidase alfa-pmph as treatment for patients with muscle-invasive bladder cancer (MIBC). This regimen was FDA-approved in November 2025 for use as perioperative treatment in cisplatin-ineligible patients with MIBC. This filing seeks to expand the indication to patients with MIBC regardless of cisplatin eligibility. The FDA has set a PDUFA target action date of August 17, 2026.
Full Release
Phase 3 Results
February 2026. Pfizer and Astellas announced positive results from the investigational Phase 3 EV-304 clinical trial (also known as KEYNOTE-B15) for Padcev in combination with pembrolizumab in patients with MIBC eligible for cisplatin-based chemotherapy. Perioperative (before and after surgery) Padcev plus pembrolizumab demonstrated a 47% reduction in the risk of tumor recurrence, progression or death compared to patients treated with standard of care neoadjuvant (before surgery) gemcitabine and cisplatin (Hazard Ratio (HR) of 0.53; 95% Confidence Interval (CI), 0.41–0.70; 1-sided p<.0001).The safety profile for perioperative Padcev plus pembrolizumab observed in EV-304 was consistent with prior experience with the combination and there were no new safety signals.
Full Release

Talzenna (talazoparib)	Phase 3 Results
March 2026. Announced positive topline results from the investigational Phase 3 TALAPRO-3 study of Talzenna in combination with Xtandi in people with homologous recombination repair (HRR) gene-mutated metastatic castration-sensitive prostate cancer (mCSPC), also known as metastatic hormone-sensitive prostate cancer (mHSPC). The study met its primary endpoint, with Talzenna plus Xtandi demonstrating a statistically significant and clinically meaningful improvement in radiographic progression-free survival (rPFS), compared to placebo plus Xtandi. The results markedly exceeded the pre-specified target hazard ratio of 0.63, with the majority of patients remaining progression-free at the time of analysis. Consistent efficacy benefit was also observed in patients whose tumors harbored BRCA and non-BRCA HRR gene alterations. The safety of Talzenna plus Xtandi was consistent with the known safety profile of each medicine, and no new safety signals were identified.
Full Release
Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

Product/Project	Milestone	Recent Development	Link
atirmociclib	Phase 2 Results
March 2026. Announced positive topline results from the randomized Phase 2 FOURLIGHT-1 study evaluating atirmociclib in combination with fulvestrant, versus fulvestrant or everolimus plus exemestane, in people with hormone receptor (HR)-positive, human epidermal growth factor receptor 2-negative (HER2-) advanced or metastatic breast cancer (MBC) who had received prior cyclin-dependent kinase (CDK) 4/6 inhibitor-based treatment. The study met its primary endpoint, demonstrating a statistically significant and clinically meaningful improvement in PFS, as assessed by the investigator [HR: 0.60 (95% CI: (0.440, 0.825)), p=0.0007], with a manageable safety profile. Its safety profile was consistent with prior studies, and no new safety signals were identified. These are the first randomized Phase 2 data in HR+ MBC for atirmociclib, an investigational, potential first-in-class CDK4 inhibitor. These findings support Pfizer's strategy which aims to advance atirmociclib in first-line and early-stage disease, where durable endocrine-based control has the potential to have the greatest impact.
Full Release

Lyme Disease Vaccine Candidate (LB6V / VLA15)	Phase 3 Results
March 2026. Pfizer and Valneva SE announced topline results from the Phase 3 VALOR “Vaccine Against Lyme for Outdoor Recreationists” clinical trial (NCT05477524) of its investigational 6-valent OspA-based Lyme disease vaccine candidate PF-07307405 (LB6V, formerly known as VLA15). Results from pre-specified analyses demonstrated efficacy of 73.2% from 28 days post-dose 4 (season 2) in reducing the rate of confirmed Lyme disease cases compared to the placebo arm (95% CI 15.8, 93.5) and efficacy of 74.8% from 1-day post-dose 4 (season 2) in reducing the rate of confirmed Lyme disease cases compared to the placebo arm (95% CI 21.7, 93.9). Fewer than anticipated Lyme disease cases were accrued over the study period, and the pre-determined statistical criterion (95% CI lower bound >20) was not met in the first pre-specified analysis (primary endpoint). The vaccine candidate was well tolerated with no safety concerns identified at time of analysis. Pfizer is planning submissions to regulatory authorities.
Full Release
tilrekimig	Phase 2 Results
March 2026. Announced positive topline results from a Phase 2 study investigating tilrekimig (PF-07275315), a potential first-in-class, investigational trispecific antibody that simultaneously targets interleukin-4 (IL-4), interleukin-13 (IL-13) and thymic stromal lymphopoietin (TSLP), in adults with moderate to severe atopic dermatitis. The study met its primary efficacy endpoint, demonstrating a statistically significant increase in the percentage of participants achieving EASI-75 (≥ 75% reduction in the Eczema Area and Severity Index) at Week 16 across all doses tested, compared to placebo. Tilrekimig was well-tolerated with a favorable safety profile and no dose dependent safety signals; adverse event rates were comparable to placebo. Phase 3 planning for atopic dermatitis is ongoing, with a pivotal study on track to start this year.
Full Release
Corporate Developments

Topic	Recent Development	Link
Business Development
February 2026. Pfizer and Hangzhou Sciwind Biosciences Co., Ltd. (Sciwind Biosciences) announced a strategic commercialization collaboration in which Pfizer obtained exclusive commercialization rights for Sciwind Biosciences’ glucagon-like peptide 1 (GLP-1) receptor agonist ecnoglutide in Mainland China. Sciwind Biosciences remains the Marketing Authorization Holder and is responsible for research and development, registration, manufacturing and supply of the product. Sciwind Biosciences is eligible to receive an aggregate of up to $495M in upfront, regulatory and sales milestone payments.

Ecnoglutide Injection (Xianweiying(7)) was approved in China on March 6 for long-term weight management in adults with overweight or obesity, as an adjunct to a reduced calorie diet and increased physical activity, and was subsequently launched in China on April 27, 2026.

Full Release
TrumpRx
February 2026. Announced the launch of Pfizer’s participation on TrumpRx.gov providing Americans a wide range of more than 30 medicines at a significant discount off list prices. This effort is part of Pfizer’s broader Most Favored Nation (MFN) agreement with the U.S. government enabling patients to pay lower prices for their prescription medicines, while strengthening America’s role as a global leader in pharmaceutical innovation.
Full Release

Topic	Recent Development	Link
ViiV Healthcare Limited
March 2026. Pfizer completed the exit of its 11.7% investment in ViiV Healthcare Limited and received $1.875 billion in proceeds (or approximately $1.65 billion in cash, net of associated taxes and fees). This transaction will be accounted for in the second quarter of 2026.
N/A
Vyndamax Patent Settlements
April 2026. Pfizer entered into settlement agreements with generic drug manufacturers Dexcel Pharma, Hikma Pharmaceuticals and Cipla Ltd, regarding lawsuits filed in the U.S. District Court for the District of Delaware for infringement of patents relating to Vyndamax. These settlements extend the effective U.S. patent expiry date for Vyndamax to June 1, 2031, subject to the outcome of other litigation. Pfizer had previously anticipated a significant decline in U.S. revenues for Vyndamax beginning in 2029 upon patent expiry. As a result of this settlement, revenues are now expected to remain relatively stable from 2028 through mid-2031.
Full Release
PFIZER TO HOST CONFERENCE CALL
Pfizer will host a live conference call and webcast today, May 5, 2026, at 10:00 AM EDT. To access the live conference call, the first-quarter 2026 earnings presentation, and the accompanying prepared remarks from management, visit our website at pfizer.com/investors.
You can also listen to the conference call by dialing either 800-456-4352 in the U.S. and Canada or 785-424-1086 outside of the U.S. and Canada. The passcode is “74607”.
The transcript and webcast replay of the call will be made available on our website at pfizer.com/investors within 24 hours after the end of the live conference call and will be accessible for at least 90 days.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.
(1)‘Launched and Acquired Products’ represent select recently launched and acquired products, including new indications. Launched products primarily include Prevnar 20 (Pediatrics), Abrysvo (Older Adult / Maternal), Elrexfio, Cibinqo, Talzenna, Litfulo, Ngenla, Hympavzi, Penbraya Adolescent, and Lorbrena (added Q1-26); and acquired products primarily include Padcev, Adcetris, Tukysa, Tivdak, Nurtec ODT/Vydura, and Velsipity.
(2)Pfizer does not provide guidance for U.S. generally accepted accounting principles (GAAP) Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, certain acquisition-related expenses, gains and losses from equity securities, actuarial gains and losses from pension and postretirement plan remeasurements, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.
Financial guidance for full-year 2026 reflects the following:
▪Does not assume the completion of any business development transactions not completed as of May 5, 2026.
▪An anticipated unfavorable revenue impact of approximately $1.5 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost patent or regulatory protection or that are anticipated to lose patent or regulatory protection.
▪Exchange rates assumed are a blend of actual rates in effect through first-quarter 2026 and mid-April 2026 rates for the remainder of the year.
▪Guidance for Adjusted(4) diluted EPS assumes diluted weighted-average shares outstanding of approximately 5.74 billion shares, and assumes no share repurchases in 2026.
(3)Revenues is defined as revenues in accordance with U.S. GAAP. Reported net income and its components are defined as net income attributable to Pfizer Inc. common shareholders and its components in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.
(4)Adjusted income and Adjusted diluted earnings per share (EPS) are defined as U.S. GAAP net income attributable to Pfizer Inc. common shareholders and U.S. GAAP diluted EPS attributable to Pfizer Inc. common shareholders before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the first quarter of 2026 and 2025. Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS(3). See the Non-GAAP

Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2025 Annual Report on Form 10-K and the accompanying Non-GAAP Financial Measure: Adjusted Income section of this press release for a definition of each component of Adjusted income as well as other relevant information.
(5)References to operational (Op) variances in this press release pertain to period-over-period changes that exclude the impact of foreign exchange rates. Although foreign exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control and because they can mask positive or negative trends in the business, Pfizer believes presenting operational variances excluding these foreign exchange changes provides useful information to evaluate Pfizer’s results.
(6)Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s first quarter for U.S. subsidiaries reflects the three months ended on March 29, 2026 and March 30, 2025, while Pfizer’s first quarter for subsidiaries operating outside the U.S. reflects the three months ended on February 22, 2026 and February 23, 2025.
(7)Xianweiying® is a registered trademark of Hangzhou Sciwind Biosciences Co., Ltd.

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF OPERATIONS(1)
(UNAUDITED)
(millions, except per share data)

	First-Quarter		% Incr. /
	2026	2025	(Decr.)
Revenues:
Product revenues	$11,715	$11,294	4
Alliance revenues	2,339	2,113	11
Royalty revenues	396	308	29
Total revenues	14,451	13,715	5
Costs and expenses:
Cost of sales(2)	3,548	2,845	25
Selling, informational and administrative expenses(2)	2,961	3,031	(2)
Research and development expenses(2)	2,490	2,203	13
Acquired in-process research and development expenses	137	9	*
Amortization of intangible assets	1,183	1,211	(2)
Restructuring charges and certain acquisition-related costs(3)	100	678	(85)
Other (income)/deductions––net(4)	861	953	(10)
Income from continuing operations before provision/(benefit) for taxes on income	3,170	2,785	14
Provision/(benefit) for taxes on income(5)	461	(189)	*
Income from continuing operations	2,709	2,973	(9)
Discontinued operations––net of tax	(13)	—	*
Net income before allocation to noncontrolling interests	2,696	2,973	(9)
Less: Net income attributable to noncontrolling interests	8	6	33
Net income attributable to Pfizer Inc. common shareholders	$2,687	$2,967	(9)

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.48	$0.52	(9)
Discontinued operations––net of tax	—	—	*
Net income attributable to Pfizer Inc. common shareholders	$0.47	$0.52	(10)

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.47	$0.52	(9)
Discontinued operations––net of tax	—	—	*
Net income attributable to Pfizer Inc. common shareholders	$0.47	$0.52	(10)
Weighted-average shares used to calculate earnings per common share:
Basic	5,691	5,675
Diluted	5,731	5,710
*Indicates calculation not meaningful or results are greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(1)The financial statements present the three months ended March 29, 2026 and March 30, 2025. Subsidiaries operating outside the U.S. are included for the three months ended February 22, 2026 and February 23, 2025.
The financial results for the three months ended March 29, 2026 are not necessarily indicative of the results that ultimately could be achieved for the full year.
Certain amounts in the consolidated statements of operations and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.
(2)Exclusive of amortization of intangible assets.
(3)Restructuring charges and certain acquisition-related costs include the following:

	First-Quarter
(MILLIONS)	2026	2025
Restructuring charges/(credits)––acquisition-related costs(a)	$16	$9
Restructuring charges/(credits)––cost reduction initiatives(b)	34	612
Restructuring charges/(credits)	49	621
Integration costs and other(c)	51	57
Restructuring charges and certain acquisition-related costs	$100	$678
(a)Includes charges/(credits) for employee terminations, asset impairments and other exit costs associated with business combinations.
(b)Includes charges/(credits) for employee terminations, asset impairments and other exit costs not associated with acquisitions. The charges for the first quarter of 2026 primarily represent asset impairments associated with our enterprise-wide cost realignment program. The charges for the first quarter of 2025 primarily represented employee termination costs, asset impairments and exit costs associated with our enterprise-wide cost realignment program.
(c)Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs.
(4)Components of Other (income)/deductions––net include:

	First-Quarter
(MILLIONS)	2026	2025
Interest income	$(115)	$(143)
Interest expense	668	654
Net interest expense	554	511
Net (gains)/losses recognized during the period on equity securities	9	370
Net periodic benefit costs/(credits) other than service costs	(72)	(158)
Certain legal matters, net(a)	191	142
Certain asset impairments(b)	—	224
Changes in fair value of contingent consideration liabilities	295	8
Other, net	(116)	(144)
Other (income)/deductions––net	$861	$953
(a)The amount for the first quarter of 2026 primarily includes certain product liability expenses related to products discontinued and/or divested by Pfizer. The amount for the first quarter of 2025 included certain product liability and other legal expenses related to products discontinued and/or divested by Pfizer.
(b)The amount for the first quarter of 2025 primarily represented an intangible asset impairment charge of $210 million for a Phase 2 indefinite-lived out-licensed asset that was discontinued by our out-licensing partner.
(5)Our effective tax rates for income from continuing operations were 14.6% for the first quarter of 2026 and (6.8)% for the first quarter of 2025. The increase in the effective tax rate for the first quarter of 2026, compared to the first quarter of 2025, was primarily due to an unfavorable change in the jurisdictional mix of earnings as well as the non-recurrence of favorable global income tax resolutions.

PFIZER INC. AND SUBSIDIARY COMPANIES
NON-GAAP FINANCIAL MEASURE: ADJUSTED INCOME
Adjusted income is an alternative measure of performance used by management to evaluate our overall performance as a supplement to our GAAP Reported performance measures. As such, we believe that investors’ understanding of our performance is enhanced by disclosing this measure. We use Adjusted income, certain components of Adjusted income and Adjusted diluted EPS to present the results of our major operations––the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide––prior to considering certain income statement elements as follows:

Measure	Definition	Relevance of Metrics to Our Business Performance
Adjusted income
Net income attributable to Pfizer Inc. common shareholders(a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

•Provides investors useful information to:
◦evaluate the normal recurring operational activities, and their components, on a comparable year-over-year basis
◦assist in modeling expected future performance on a normalized basis
•Provides investors insight into the way we manage our budgeting and forecasting, how we evaluate and manage our recurring operations and how we reward and compensate our senior management(b)

Adjusted cost of sales, Adjusted selling, informational and administrative expenses, Adjusted research and development expenses and Adjusted other (income)/deductions––net
Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Other (income)/deductions––net (a), each before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items, which are components of the Adjusted income measure

Adjusted diluted EPS
EPS attributable to Pfizer Inc. common shareholders––diluted(a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

(a)Most directly comparable GAAP measure.
(b)Any expenses for acquired IPR&D are included in our non-GAAP Adjusted results but we exclude certain of these expenses for our financial results for annual incentive compensation purposes.
Adjusted income and its components and Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, they may not be comparable to the calculation of similar measures of other companies and are presented to permit investors to more fully understand how management assesses performance. A limitation of these measures is that they provide a view of our operations without including all events during a period, and do not provide a comparable view of our performance to peers. These measures are not, and should not be viewed as, substitutes for their most directly comparable GAAP measures of Net income attributable to Pfizer Inc. common shareholders, components of Net income attributable to Pfizer Inc. common shareholders and EPS attributable to Pfizer Inc. common shareholders—diluted, respectively.
We also recognize that, as internal measures of performance, these measures have limitations, and we do not restrict our performance-management process solely to these measures. We also use other tools designed to achieve the highest levels of performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, total shareholder return, both on an absolute basis and relative to a publicly traded pharmaceutical index, plays a significant role in determining payouts under certain of our incentive compensation plans.
See the reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the first quarter of 2026 and 2025 below and the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2025 Annual Report on Form 10-K for additional information.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions, except per share data)

	First-Quarter 2026
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1), (2)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$3,548	$2,961	$861		$2,687	$0.47
Amortization of intangible assets	—	—	—		1,183
Acquisition-related items	(118)	(6)	(300)		504
Discontinued operations	—	—	—		13
Certain significant items:
Restructuring charges/credits, inventory write-offs, implementation costs and additional depreciation—asset restructuring(3)	(18)	(36)	—		126
Gains/losses on equity securities	—	—	(9)		9
Actuarial valuation and other pension and postretirement plan gains/losses	—	—	(11)		11
Other(5)	(5)	(4)	(153)		166
Income tax provision—non-GAAP items					(410)
Non-GAAP Adjusted	$3,406	$2,915	$388	(6)	$4,290	$0.75

	First-Quarter 2025
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1), (2)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$2,845	$3,031	$953		$2,967	$0.52
Amortization of intangible assets	—	—	—		1,211
Acquisition-related items	(206)	(1)	(7)		282
Certain significant items:
Restructuring charges/credits and implementation costs and additional depreciation—asset restructuring(3)	(24)	(6)	—		666
Certain asset impairments(4)	—	—	(224)		224
Gains/losses on equity securities	—	—	(370)		370
Actuarial valuation and other pension and postretirement plan gains/losses	—	—	59		(59)
Other(5)	(23)	(15)	(166)		207
Income tax provision—non-GAAP items					(630)
Non-GAAP Adjusted	$2,593	$3,010	$246	(6)	$5,237	$0.92

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)

(1)Items that reconcile GAAP Reported to non-GAAP Adjusted balances are shown pre-tax. Our effective tax rates for GAAP Reported income from continuing operations were 14.6% for the first quarter of 2026 and (6.8)% for the first quarter of 2025. See Note (5) to the Consolidated Statements of Operations above. Our effective tax rates for non-GAAP Adjusted income were 16.9% for the first quarter of 2026 and 7.8% for the first quarter of 2025.
(2)The amounts for the first quarter of 2026 and 2025 include reconciling amounts for Research and development expenses that are not material to our non-GAAP consolidated results of operations.
(3)Includes employee termination costs, asset impairments and other exit costs related to our cost-reduction and productivity initiatives not associated with acquisitions.
(4)See Note (4) to the Consolidated Statements of Operations above.
(5)For the first quarter of 2026, the total Other (income)/deductions––net adjustments of $153 million primarily include charges of $147 million for certain legal matters, primarily representing certain product liability expenses related to products discontinued and/or divested by Pfizer. For the first quarter of 2025, the total Other (income)/deductions––net adjustments of $166 million primarily included charges of $142 million for certain legal matters, representing certain product liability and other legal expenses related to products discontinued and/or divested by Pfizer.
(6)The components of non-GAAP Adjusted Other (income)/deductions––net include the following:

	First-Quarter
(MILLIONS)	2026	2025
Interest income	$(115)	$(143)
Interest expense	671	657
Net interest expense	556	514
Net periodic benefit costs/(credits) other than service costs	(83)	(100)
Certain legal matters, net	44	—
Other, net	(129)	(169)
Non-GAAP Adjusted Other (income)/deductions––net	$388	$246
See Note (4) to the Consolidated Statements of Operations above for additional information on the components comprising GAAP Reported Other (income)/deductions––net.

PFIZER INC. - REVENUES
FIRST-QUARTER 2026 and 2025 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL
	2026	2025	% Change		2026	2025	% Change	2026	2025	% Change
(MILLIONS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$14,451	$13,715	5%	2%	$8,731	$8,374	4%	$5,719	$5,341	7%	(1%)
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)(a)	$14,161	$13,441	5%	2%	$8,626	$8,285	4%	$5,535	$5,156	7%	(1%)
Primary Care	$5,542	$5,692	(3%)	(6%)	$3,427	$3,577	(4%)	$2,115	$2,115	—	(8%)
Eliquis(b)	2,166	1,923	13%	8%	1,435	1,299	10%	731	624	17%	4%
Prevnar family(c)	1,690	1,660	2%	(1%)	1,053	1,170	(10%)	637	491	30%	21%
Nurtec ODT/Vydura	353	248	42%	41%	312	228	37%	41	20	99%	87%
Comirnaty	232	565	(59%)	(59%)	131	229	(43%)	101	335	(70%)	(71%)
Paxlovid	186	491	(62%)	(63%)	135	347	(61%)	51	145	(65%)	(67%)
Abrysvo	180	131	37%	31%	84	63	33%	96	68	41%	30%
FSME-IMMUN/TicoVac	81	63	28%	13%	1	1	40%	80	62	28%	13%
All other Primary Care	654	609	7%	3%	275	240	15%	379	370	2%	(4%)
Oncology	$3,826	$3,494	9%	7%	$2,846	$2,629	8%	$980	$866	13%	5%
Ibrance	1,008	977	3%	(1%)	632	659	(4%)	376	318	18%	7%
Padcev	591	426	39%	39%	585	419	40%	7	7	(7%)	(13%)
Xtandi(d)	444	458	(3%)	(3%)	444	458	(3%)	—	—	—	—
Lorbrena	305	222	37%	32%	116	92	26%	190	130	46%	37%
Inlyta	214	219	(2%)	(5%)	113	129	(12%)	101	90	12%	6%
Adcetris(e)	190	218	(13%)	(13%)	184	213	(13%)	5	5	19%	15%
Braftovi/Mektovi	174	136	29%	28%	160	128	25%	14	8	84%	74%
Bosulif	129	151	(15%)	(15%)	108	120	(10%)	21	31	(33%)	(36%)
Tukysa	122	102	19%	16%	95	83	15%	26	20	34%	21%
Orgovyx(f)	109	76	43%	43%	109	76	43%	—	—	—	—
Elrexfio	80	60	34%	32%	35	31	15%	45	29	55%	50%
Talzenna	50	40	25%	21%	36	29	25%	14	11	25%	11%
Tivdak	33	33	(1%)	(1%)	33	31	7%	—	3	*	*
All other Oncology	376	377	—	(3%)	195	162	20%	180	215	(16%)	(20%)
Specialty Care	$2,939	$2,616	12%	8%	$1,413	$1,367	3%	$1,526	$1,249	22%	13%
Vyndaqel family(g)	1,602	1,486	8%	4%	911	986	(8%)	691	499	38%	26%
Xeljanz	180	128	40%	34%	81	20	*	99	108	(9%)	(15%)
Zavicefta (Outside the U.S. and Canada)	150	135	11%	3%	—	—	—	150	135	11%	3%
Enbrel (Outside the U.S. and Canada)	138	140	(2%)	(8%)	—	—	—	138	140	(2%)	(8%)
Octagam	122	88	38%	38%	122	88	38%	—	—	—	—
Genotropin	93	95	(2%)	(7%)	13	11	16%	80	84	(5%)	(10%)
Cibinqo	76	58	31%	27%	27	24	16%	49	34	42%	34%
All other Specialty Care	579	486	19%	15%	259	237	9%	320	248	29%	21%
Hospital and Biosimilars(a)	$1,854	$1,639	13%	10%	$940	$713	32%	$914	$926	(1%)	(7%)
Oncology biosimilars(h)	409	264	55%	52%	313	177	76%	95	87	10%	3%
Sulperazon (Outside the U.S. and Canada)	199	164	22%	16%	—	—	—	199	164	22%	16%
Inflectra	182	153	19%	19%	170	103	65%	12	50	(75%)	(77%)
Zithromax	112	158	(29%)	(33%)	—	—	—	111	158	(29%)	(33%)
All other Hospital and Biosimilars	953	901	6%	2%	458	433	6%	495	468	6%	(1%)
PFIZER CENTREONE(i)	$289	$273	6%	1%	$105	$89	18%	$184	$185	—	(7%)

BIOPHARMA(a)	$14,161	$13,441	5%	2%	$8,626	$8,285	4%	$5,535	$5,156	7%	(1%)
PFIZER U.S. COMMERCIAL DIVISION	7,686	7,572	2%	2%	7,686	7,572	2%	—	—	—	—
PFIZER INTERNATIONAL COMMERCIAL DIVISION	5,233	4,849	8%	—	—	—	—	5,233	4,849	8%	—
GLOBAL HOSPITAL AND BIOSIMILARS DIVISION(j)	1,242	1,020	22%	19%	940	713	32%	302	307	(2%)	(9%)

Total Alliance revenues included above	$2,339	$2,113	11%	8%	$1,872	$1,727	8%	$467	$386	21%	9%
Total Royalty revenues included above	$396	$308	29%	28%	$392	$305	28%	$4	$3	47%	35%

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)
In the first quarter of 2026, we made changes in our commercial structure, which included the transition of certain off-patent branded and generic sterile injectables and biosimilars primarily from the Specialty Care and Oncology product portfolios to a new Hospital and Biosimilars product portfolio within our Biopharma reportable segment. Effective January 1, 2026, the commercial structure within the Biopharma reportable segment is composed of the Pfizer U.S. Commercial Division, the Pfizer International Commercial Division and the Global Hospital and Biosimilars Division. We reclassified prior period amounts to conform to the current period presentation. For additional information regarding our commercial organizational structure, see the Item 1. Business––Commercial Operations section of our 2025 Annual Report on Form 10-K.

(b)	Reflects alliance revenues and product revenues.
(c)	Prevnar family includes revenues from Prevnar 20/Prevenar 20 (pediatric and adult) and Prevnar 13/Prevenar 13 (pediatric and adult).
(d)	Primarily reflects alliance revenues and royalty revenues.
(e)	Reflects product revenues and royalty revenues.
(f)	Reflects alliance revenues.
(g)	Vyndaqel family includes global revenues from Vyndaqel, as well as revenues for Vyndamax in the U.S. and Vynmac in Japan.
(h)	Biosimilars are highly similar versions of approved and authorized biological medicines. Oncology biosimilars primarily include Ruxience, Zirabev, Retacrit, Trazimera and Nivestym.
(i)
Pfizer CentreOne (PC1) includes revenues from our contract manufacturing and our active pharmaceutical ingredient sales operation, as well as revenues related to our manufacturing and supply agreements with legacy Pfizer businesses/partnerships. Also includes revenues associated with the wind-down of our former Pfizer Ignite operating segment, which were not material in both periods presented. We reclassified prior period amounts to conform to the current period presentation.

(j)
Includes the commercial organization covering Pfizer’s Hospital and Biosimilars product portfolio of off-patent branded and generic sterile injectables and biosimilars except in China, Hong Kong, and certain other international markets, which are part of the Pfizer International Commercial Division.

*	Indicates calculation not meaningful or results are greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of May 5, 2026. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about, among other topics, our anticipated operating and financial performance, including financial guidance and projections; reorganizations; business plans, strategy, goals and prospects; expectations for our product pipeline (including products from completed or anticipated acquisitions), in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, launches, clinical development plans, discontinuations, clinical trial results and other developing data, revenue contribution and projections, pricing and reimbursement, market dynamics, including demand, market size and utilization rates and growth, performance, timing and duration of exclusivity and potential benefits; the impact and potential impact of tariffs and pricing dynamics; strategic reviews; leverage and capital allocation objectives; an enterprise-wide cost realignment program (including anticipated costs, savings and potential benefits); a Manufacturing Optimization Program to reduce our cost of goods sold (including anticipated costs, savings and potential benefits); dividends and share repurchases; plans for and prospects of our acquisitions, dispositions and other business development activities, including our acquisitions of Metsera and Seagen and our in-licensing agreements with 3SBio and YaoPharma, and our ability to successfully capitalize on growth opportunities and prospects; our voluntary agreement with the U.S. Government designed to lower drug costs for U.S. patients and to include certain Pfizer products on the TrumpRx.gov platform, Pfizer’s plans to further invest in U.S. manufacturing and potential tariff impacts, including our ability to enter into a binding tariff agreement with the U.S. Government prior to the phase-in of Section 232 tariffs; manufacturing and product supply; our expectations regarding the impact of COVID-19 on our business, operations and financial results; and the expected seasonality of demand for certain of our products. Given their forward-looking nature, these statements involve substantial risks, uncertainties and potentially inaccurate assumptions and we cannot assure you that any outcome expressed in these forward-looking statements will be realized in whole or in part. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words and terms of similar meaning. Pfizer’s financial guidance is based on estimates and assumptions that are subject to significant uncertainties.
Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:
Risks Related to Our Business, Industry and Operations, and Business Development:
•the outcome of research and development (R&D) activities, including the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, and/or regulatory approval and/or launch dates; the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new pre-clinical or clinical data and further analyses of existing pre-clinical or clinical data; risks associated with preliminary, early stage or interim data; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; whether and when additional data from our pipeline programs will be published in scientific journal publications, and if so, when and with what modifications and interpretations; and uncertainties regarding the future development of our product candidates, including whether or when our product candidates will advance to future studies or phases of development or whether or when regulatory applications may be filed for any of our product candidates, including as a result of clinical trial data or regulatory decisions or feedback that could impact the future development of our product candidates, including our vaccine candidates such as our next generation pneumococcal conjugate vaccine candidate;
•our ability to successfully address comments received from regulatory authorities such as the FDA or the EMA, or obtain approval for new products and indications from regulators on a timely basis or at all;
•regulatory decisions impacting labeling, approval or authorization, including the scope of indicated patient populations, product dosage, manufacturing processes, safety and/or other matters, including decisions relating to developments regarding potential product impurities; uncertainties regarding the ability to obtain or maintain, and the scope of, recommendations by technical or advisory committees, and the timing of, and ability to obtain, pricing/reimbursement, approvals and product launches, all of which could impact the availability or commercial potential of our products and product candidates;
•claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the conduct or outcome of post-approval clinical trials, pharmacovigilance or Risk Evaluation and Mitigation Strategies, which could impact marketing approval, product labeling, and/or availability or commercial potential;
•the success and impact of external business development activities, as well as risks and uncertainties related to the ability to identify and execute on potential business development opportunities; the ability to satisfy the conditions to closing of any transactions in the anticipated time frame or at all, including the possibility that such transactions do not close; the ability to realize the anticipated benefits of any such transactions in the anticipated time frame or at all; the potential need for and impact of additional equity or debt financing to pursue these opportunities, which has in the past and could in the future result in increased leverage and/or a downgrade of our credit ratings and could limit our ability to obtain future financing; challenges integrating the businesses and operations; disruption to business or operations relationships; risks related to achieving or growing revenues for certain acquired or partnered products; significant transaction costs; and unknown liabilities;
•competition, including from new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat or prevent diseases and conditions similar to those treated or intended to be prevented by our in-line products and product candidates;
•the ability to successfully market both new and existing products, including biosimilars;
•difficulties or delays in manufacturing, sales or marketing; supply disruptions, shortages or stock-outs at our facilities or third-party facilities that we rely on; and legal or regulatory actions;
•the impact of public health outbreaks, epidemics or pandemics on our business, operations and financial condition and results, including impacts on our employees, manufacturing, supply chain, sales and marketing, R&D and clinical trials;
•risks and uncertainties related to Comirnaty and Paxlovid or any potential future COVID-19 vaccines, treatments or combinations, including, among others, the risk that as the market for COVID-19 products remains endemic and seasonal and/or COVID-19 infection rates do not follow prior patterns, demand for our COVID-19 products has and may continue to be reduced or not meet expectations, which has in the past and may continue to lead to reduced revenues, excess inventory or other unanticipated charges; risks related to our ability to develop, receive regulatory approval for, and commercialize variant adapted vaccines, combinations and/or treatments; uncertainties related to recommendations and coverage for, and the public’s adherence to, vaccines, boosters, treatments or combinations, including uncertainties related to the potential impact of narrowing recommended patient populations; whether or when our EUAs or biologics licenses will expire, terminate or be revoked; risks related to our ability to accurately predict or achieve our revenue forecasts for Comirnaty and Paxlovid or any potential future COVID-19 vaccines or treatments; and potential third-party royalties or other claims related to Comirnaty and Paxlovid;
•trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;
•interest rate and foreign currency exchange rate fluctuations, including the impact of global trade tensions, as well as currency devaluations and monetary policy actions in countries experiencing high inflation or deflation rates;
•any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;
•the impact of the increased presence of counterfeit medicines, vaccines or other products in the pharmaceutical supply chain;
•any significant issues related to the outsourcing of certain operational and staff functions to third parties;
•any significant issues related to our JVs and other third-party business arrangements, including modifications or disputes related to supply agreements or other contracts with customers including governments or other payors;
•uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions, such as inflation or interest rate fluctuations, and changes in global financial markets;
•the exposure of our operations globally to possible capital and exchange controls, economic conditions, expropriation, sanctions, tariffs and/or other restrictive government actions, changes in intellectual property legal protections and remedies, unstable governments and legal systems and inter-governmental disputes;

•risks and uncertainties related to issued or future executive orders or other new, or changes in, laws, regulations or policy regarding tariffs or other trade or foreign policy and/or the impact of any potential U.S. Governmental shutdowns, including impacts on governmental agencies due to a shutdown;
•the risk and impact of tariffs on our business, which is subject to a number of factors including, but not limited to, restrictions on trade, the effective date and duration of such tariffs, countries included in the scope of tariffs, changes to amounts of tariffs, and potential retaliatory tariffs or other retaliatory actions imposed by other countries;
•the impact of disruptions related to climate change and natural disasters;
•any changes in business, political and economic conditions due to actual or threatened terrorist activity, geopolitical instability, political or civil unrest or military action and the resulting economic or other consequences;
•the impact of product recalls, withdrawals and other unusual items, including uncertainties related to regulator-directed risk evaluations and assessments, such as our ongoing evaluation of our product portfolio for the potential presence or formation of nitrosamines, and our voluntary withdrawal of all lots of Oxbryta in all markets where it is approved and any regulatory or other impact on Oxbryta and other sickle cell disease assets;
•trade buying patterns;
•the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;
•the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, as well as any other corporate strategic initiatives and growth strategies, and cost-reduction and productivity initiatives, including any potential future phases, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs, organizational disruption, adverse effects on employee morale, retention issues or other unintended consequences;
•the ability to successfully achieve our climate-related goals and progress our environmental and other sustainability priorities;
Risks Related to Government Regulation and Legal Proceedings:
•the impact of any U.S. healthcare reform or legislation, including executive orders or other change in laws, regulations or policy, or any significant spending reduction or cost control efforts affecting Medicare, Medicaid, the 340B Drug Pricing Program or other publicly funded or subsidized health programs, including the Inflation Reduction Act of 2022 (IRA) and the IRA Medicare Part D Redesign, government cuts to Affordable Care Act (ACA) subsidies, or changes in the tax treatment of employer-sponsored health insurance that may be implemented;
•risks and uncertainties related to the impact of Pfizer’s voluntary agreement with the U.S. Government designed to lower drug costs for U.S. patients and to include certain Pfizer products on the TrumpRx.gov platform, Pfizer’s plans to further invest in U.S. manufacturing and potential tariff impacts, including risks relating to entering into binding final agreements with the U.S. Government and its impact on the applicability of Section 232 tariffs;
•U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, including international reference pricing (including Most-Favored-Nation drug pricing), intellectual property, product approval processes and pathways, reimbursement or access to or recommendations for our medicines and vaccines, tax changes or other restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals and other industry stakeholders; as well as pricing pressures for our products as a result of highly competitive biopharmaceutical markets;
•risks and uncertainties related to changes to vaccine or other healthcare policy in the U.S., including: (i) risks and uncertainties relating to the evolving vaccine landscape; and (ii) the FDA's recently adopted policy of disclosing Complete Response Letters for unapproved drug candidates and the attendant risk of disclosure of trade secrets or confidential commercial information;
•legislation or regulatory action and/or policy efforts in markets outside of the U.S., such as China or Europe, including, without limitation, laws related to pharmaceutical product pricing, intellectual property, medical regulation, environmental protections, data protection and cybersecurity, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain products to control costs in those markets;
•legal defense costs, insurance expenses, settlement costs and contingencies, including without limitation, those related to legal proceedings and actual or alleged environmental contamination;

•the risk and impact of an adverse decision or settlement and risk related to the adequacy of reserves related to legal proceedings;
•the risk and impact of tax related litigation and investigations;
•governmental laws, regulations and policies affecting our operations, including, without limitation, the IRA, as well as changes in such laws, regulations or policies or their interpretation, including, among others, new or changes in tariffs, tax laws and regulations internationally and in the U.S., including the One Big Beautiful Bill Act, which was enacted on July 4, 2025, and is still subject to further guidance; the adoption of global minimum taxation requirements outside the U.S. generally effective in most jurisdictions since January 1, 2024, government cost-cutting measures and related impacts on, among other matters, government staffing, resources and ability to timely review and process regulatory or other submissions; restrictions related to certain data transfers, including data security, data localization and cross border data transfer regulations, and transactions involving certain countries; and potential changes to existing tax laws, tariffs, or changes to other laws, regulations or policies in the U.S., including by the U.S. Presidential administration and Congress, as well as in other countries;
Risks Related to Intellectual Property, Technology and Cybersecurity:
•the risk that our currently pending or future patent applications may not be granted on a timely basis or at all, or any patent-term extensions that we seek may not be granted on a timely basis, if at all;
•risks to our products, patents and other intellectual property, such as: (i) claims of invalidity that could result in loss of patent coverage; (ii) claims of patent infringement, including asserted and/or unasserted intellectual property claims; (iii) claims we may assert against intellectual property rights held by third parties; (iv) challenges faced by our collaboration or licensing partners to the validity of their patent rights; or (v) any pressure from, or legal or regulatory action by, various stakeholders or governments that could potentially result in us not seeking intellectual property protection or agreeing not to enforce or being restricted from enforcing intellectual property rights related to our products;
•any significant breakdown or interruption of our information technology systems and infrastructure (including cloud services);
•any business disruption, theft of confidential or proprietary information, security threats on facilities or infrastructure, extortion or integrity compromise resulting from a cyber-attack, which may include those using adversarial artificial intelligence techniques, or other malfeasance by, but not limited to, nation states, employees, business partners or others; and
•risks and challenges related to the use of proprietary or third-party software, systems and services (including cloud services) that include artificial intelligence-based functionality and other emerging technologies, such as the risk of inaccurate, biased or otherwise flawed outputs of AI tools and models; risks related to the protection of proprietary data and confidential information used in or generated by AI systems; reputational risks related to the use of AI in drug discovery, clinical development, manufacturing, commercial operations or patient-facing applications; and the risk that anticipated cost savings from AI, automation and digital enablement efforts may not be realized in the expected amounts or within expected timeframes.
Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” and in our subsequent reports on Form 8-K.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.
The information contained on our website or any third-party website is not incorporated by reference into this earnings release. All trademarks mentioned are the property of their owners.
Certain of the products and product candidates discussed in this earnings release are being co-researched, co-developed and/or co-promoted in collaboration with other companies for which Pfizer’s rights vary by market or are the subject of agreements pursuant to which Pfizer has commercialization rights in certain markets.